Exhibit 99

General Cable Reports First Quarter Results within Management’s Range of Expectations Led by Acquisitions and Base Businesses in North America

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--April 30, 2013--General Cable Corporation (NYSE: BGC), one of the most globally diversified industrial companies, reported today results for the first quarter ended March 29, 2013. Each of the Company’s three reportable segments performed as expected to start the year led by acquisitions and solid results in North America’s base businesses. Excluding certain items, adjusted earnings per share of $0.23 and adjusted operating income of $46.2 million were within management’s range of expectations for the first quarter of 2013. For the first quarter, reported operating income was $32.0 million and reported loss per share was $0.94, which principally reflects a charge of $0.80 per share related to the currency devaluation of the Venezuelan Bolivar in the first quarter. A reconciliation of adjusted earnings per share to reported loss per share and adjusted operating income to reported operating income is included on page 4 of this press release.

Highlights

  Adjusted operating income of $46.2 million and adjusted earnings per share of $0.23 were within management’s range of expectations for the first quarter
  Adjusted operating income in North America including acquisitions increased 25% sequentially and 45% year over year
  Demand for aerial transmission products in North America as measured in metal pounds sold increased 8% in the first quarter of 2013 as compared to the first quarter of 2012

First Quarter Results

Net sales for the first quarter of 2013 were $1,533.1 million, an increase of $135.2 million, or 10%, compared to the first quarter of 2012 on a metal-adjusted basis. Volume based on metal pounds sold increased 20% in the first quarter of 2013 compared to the first quarter of 2012 principally due to the impact of acquisitions, a growing construction products business in North America and ongoing strength in North American aerial transmission product shipments. Adjusted operating income for the first quarter of 2013 was $46.2 million, a decrease of $5.7 million, or 11% compared to $51.9 million in the first quarter of 2012. Strong contributions from acquisitions were more than offset by weakness in the Company’s European businesses as well as results in Venezuela and Brazil. In Venezuela, political and economic uncertainty as well as extended statutory leave requirements hampered activity throughout the country in the first quarter of 2013. In Brazil, strong aerial transmission project shipments in the first quarter of 2012 boosted prior year results. Results in the Company’s base businesses in North America were stable year over year despite the impact of declining metal prices experienced toward the end of the first quarter of 2013, which was in sharp contrast to the rising metal price environment experienced in the first quarter of 2012.

Sequentially, net sales decreased 5% on a metal adjusted basis principally due to typical seasonal declines in global unit volume, which was down 4% as compared to the fourth quarter of 2012. Also, while strong in the first quarter of 2013, North American aerial transmission volume declined sequentially following the record high shipments established in the fourth quarter of 2012. Sequentially, adjusted operating income for the first quarter of 2013 was down $2.0 million, or 4% compared to $48.2 million in the fourth quarter of 2012. Typical seasonal declines in Latin America were exacerbated by the impact of the political and economic uncertainty and extended statutory leave requirements experienced in the first quarter in Venezuela where results declined $9 million sequentially. Partially offsetting these declines were adjusted operating results of the Company’s businesses in North America including acquisitions and Europe and Mediterranean, which improved sequentially 25% and 27%, respectively.

Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “Adjusted operating results and metal pounds sold were generally in line with our expectations in all three of our reportable segments for the first quarter of 2013 despite the declining metal price environment experienced toward the end of the quarter. Our recent acquisitions continue to perform well in the first quarter of 2013, again exceeding our expectations for a second consecutive quarter. We continue to make excellent progress integrating these acquisitions, which will remain a key focus for us throughout 2013 as we work to capture manufacturing, logistics and purchasing synergies. Alcan Cable China was purchased late last year and is operating profitably. In addition to a state of the art manufacturing facility, they have a very strong sales and distribution network. We are now looking at ways to build on this extensive network access with other products produced locally or globally.”

The following comparisons reflect volume as measured in metal pounds in the Company’s base businesses (excluding acquisitions completed in 2012):

  In North America, volume decreased 4% in the first quarter of 2013 compared to the first quarter of 2012 and was down 6% sequentially when compared to the fourth quarter of 2012. The year over year volume decline principally reflects the relatively strong demand for utility cables experienced in the first quarter of 2012, which benefitted from a relatively mild winter and wind farm projects. Excluding volume attributable to the Company’s utility businesses, volume increased 12% year over year principally due to a growing construction products business. Demand for industrial, networking and specialty cables, particularly those tied to natural resource extraction, was stable year over year. Sequentially, excluding metal-intensive aerial transmission product shipments, which reached an all-time quarterly high in the fourth quarter of 2012, volume increased 3% as compared to the fourth quarter of 2012 driven principally by demand for construction and electrical infrastructure products.
  In ROW, volume decreased 22% in the first quarter of 2013 compared to the first quarter of 2012 and was down 13% sequentially when compared to the fourth quarter of 2012. Year over year, demand strength in Asia Pacific driven by construction activity in Thailand and the Philippines was more than offset by lower unit volume in Latin America. In the first quarter of 2012, the Company benefited from metal-intensive aerial transmission product shipments in Brazil, stronger rod export activity in Chile and stronger demand in Venezuela. In Venezuela, the first quarter of 2013 was negatively affected by the political and economic uncertainty as well as the extended statutory leave requirements, which hampered activity throughout the country. Sequentially, volume reflects seasonal demand patterns typical of many countries throughout Latin America coupled with demand softness in the Venezuela market during the first quarter of 2013.
  In Europe and Mediterranean, volume decreased 5% in the first quarter of 2013 compared to the first quarter of 2012 and was up 2% sequentially when compared to the fourth quarter of 2012. Year over year demand weakness in most major markets in Europe was partially offset by stronger electric utility product shipments in the Mediterranean. Sequentially, volume increased principally due to higher exports out of the Company’s Spanish facilities and stronger electric utility product shipments in the Mediterranean. The Company’s project backlog was around $630 million at the end of the first quarter, which was largely unchanged from the end of the year due to the relatively low project and installation activity during the winter months. The backlog was evenly split between submarine and land-based turnkey cable projects at the end of the first quarter.

Other expense was $52.7 million in the first quarter of 2013, which consists of $40.9 million related to the devaluation of the Venezuelan currency from 4.3 Bolivar to each US Dollar to 6.3, effective February 13, 2013. This charge reflects the remeasurement of the Company’s local balance sheet on the date of the devaluation as previously announced by the Company on February 14, 2013. Also included in other expense were $9.2 million of mark to market losses on derivative instruments accounted for as economic hedges which are used to manage currency and commodity risk on the Company’s project business globally and $2.6 million of foreign currency transaction losses.

Liquidity

Net debt was $1,048.2 million at the end of the first quarter of 2013, an increase of $236.3 million from the end of the fourth quarter of 2012. The increase in net debt is principally the result of higher working capital requirements due to normal seasonal trends as well as the impact of funding $37.2 million of copper purchases made in Venezuela under the Company’s previously issued authorization to import copper. The impact of the Venezuelan currency devaluation also contributed to the increase in net debt as the value of the Company’s cash held in Bolivars in Venezuela was reduced by $45.1 million in the first quarter of 2013. The Company continues to maintain adequate liquidity to fund operations, internal growth and continuing product and geographic expansion opportunities as well as its stock repurchase program.

The Company made no common share repurchases during the first quarter under its $125 million Share Repurchase Program authorization, which expires at the end of October 2013. The Company will utilize this buyback authority in the context of economic conditions as well as the then prevailing market price of the common stock of the Company, regulatory requirements, and alternative capital investment opportunities.

Taxes

The Company’s adjusted effective tax rate for the first quarter of 2013 was approximately 36.5%. The higher than expected adjusted effective tax rate was primarily due to the relative greater mix of earnings in higher tax jurisdiction and other certain quarter-discrete items.

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share. The dividend is payable on May 24, 2013 to preferred stockholders of record as of the close of business on April 30, 2013. The Company expects the quarterly dividend payment to be less than $0.1 million.

Full Year 2013 and Second Quarter 2013 Outlook

While the current operating environment remains challenging in certain markets and product lines around the world, intermediate and long-term demand growth drivers in the Company’s key end markets in North America and ROW remain intact. Equally encouraging are the prospects for recent acquisitions in 2013, which have continued to improve since the beginning of the year and are expected to carry this momentum into the construction season and into the second half of the year. However, copper and aluminum spot prices have declined approximately 11% and 5%, respectively, from the Company’s previous forward-looking metal price assumptions. Principally due to this near-term headwind, the Company now expects adjusted operating income to be in the range of $285 to $315 million for 2013 on 1.375 to 1.45 billion metal pounds sold. “Global unit volume has been revised downward primarily due to the Company’s start-up specialty cable business in Brazil which is coming on line more slowly than we anticipated and general demand weakness in Sub-Saharan Africa. We are actively moving forward under our new regional leadership in Latin America to accelerate the transfer of technology, innovation and best practices as we ramp up production and begin to capture opportunities. The Brazilian market represents a meaningful opportunity over the next several years as the World Cup in 2014 and the Olympics in 2016 along with government-sponsored construction and infrastructure investment programs are expected to drive demand for the Company’s products. Overall, excluding acquisitions, year over year global unit volume growth is expected to be in the low single digits for 2013,” Kenny continued.

The Company’s second quarter revenues are expected to be in the range of $1.7 to $1.75 billion assuming current metal prices on 10% to 15% volume improvement sequentially. With a significant copper headwind, the Company now expects adjusted operating income to be in the range of $70 to $80 million. Adjusted earnings per share are expected to be in the range of $0.50 to $0.60 per share before the impact of non-cash convertible debt interest expense and mark to market gains or losses on derivative instruments. Globally, seasonally stronger results in the second quarter are expected to be burdened by the impact of selling higher average cost inventory into a lower metal price environment. The Company estimates the impact on adjusted operating income of declining metals in the second quarter to be in the range of $15 to $20 million.

“Installation related activities in the Company’s Europe and Mediterranean submarine turnkey project business are anticipated to increase during the second quarter as warmer weather allows for work to be completed in the Baltic and North Seas. ROW’s performance is also expected to improve following the seasonally slow start to the year in many Latin American countries as energy and infrastructure investments and construction activity increases, particularly in Venezuela. In North America, demand tied to residential and non-residential construction activity is expected to continue in the second quarter, which is an important catalyst for our entire product portfolio. We also anticipate a sharp improvement in demand for electric utility cables driven by seasonal reliability and reinforcement work and ongoing transmission projects. Overall, we are well positioned to benefit from global growth trends, energy and infrastructure related investments and improving construction activity. The operating leverage in our business remains intact and has been further enhanced through our continuous cost reduction efforts as well as the acquisition of Alcan Cable North America, which shares a similar historical earnings profile to that of General Cable’s construction driven businesses,” Kenny concluded.

A reconciliation of expected GAAP earnings per share and operating income is as follows:

	Q2 2013 Outlook		Q2 2012 Actual
In millions, except per share amounts	Operating Income	EPS	Operating Income	EPS
As reported, GAAP	$ 70.0 – 80.0	$ 0.39 - 0.49	$ 69.1	$ 0.37
Non-cash convertible debt interest expense	-	0.11	-	0.10
Mark to Market (gain) / losses on derivative instruments	-	-	-	0.13
Acquisition costs	-	-	1.8	0.02
One-time non-cash pretax pension charge	-	-	6.1	0.08
Adjusted, Non-GAAP	$ 70.0 – 80.0	$ 0.50 – 0.60	$ 77.0	$ 0.70

Reconciliation of Non-GAAP Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States (GAAP), we discuss earnings per share and operating income for the first quarter of 2013 and 2012 and the fourth quarter of 2012 as adjusted for certain items, which is summarized in the table below. These Company-defined adjusted measures are being provided because management believes they are useful in analyzing the operating performance of the business and consistent with how management reviews the underlying business trends. Use of these non-GAAP measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to GAAP. A reconciliation of operating income and earnings per share as reported to adjusted non-GAAP operating income and earnings per share follows:

	1st Quarter				4th Quarter
	2013		2012		2012
	Operating Income	EPS	Operating Income	EPS	Operating Income	EPS
As Reported, GAAP	$ 32.0	$(0.94)	$ 50.7	$ 0.45	$ 5.5	$(0.35)
Submarine business
Equipment failure and project delays/deferrals	-	-	-	-	15.6	0.31
Damaged cable and project/product settlement costs	3.5	0.07	-	-	-	-
ROW year-end adjustments
Disputed accounts receivable	-	-	-	-	8.9	0.14
Other year-end adjustments	-	-	-	-	9.9	0.15
Restatement and forensic investigation costs, acquisition costs and severance-related charges in Spain	8.1	0.10	1.2	0.01	8.3	0.14
North American facility closure	2.6	0.03	-	-	-	-
Venezuelan currency devaluation	-	0.80	-	-	-	-
Mark to market (gains)/losses on derivative instruments	-	0.12	-	(0.11)	-	0.06
Non-cash convertible debt interest expense	-	0.11	-	0.10	-	0.11
Call premium for $200 million of 7.125% senior fixed rate notes and related fee write-off	-	-	-	-	-	0.11
One-off tax charge in connection with the restructuring of legal entities to integrate Alcan Cable Canada business	-	-	-	-	-	0.20
Effective tax rate adjustment (1)	-	(0.06)	-	-	-	(0.59)
Adjusted, Non-GAAP	$ 46.2	$ 0.23	$ 51.9	$ 0.45	$ 48.2	$ 0.28

(1) Due to the timing of certain charges and the mechanics of the quarterly computation under applicable tax rules, a tax benefit was recognized in the fourth quarter of 2012 and first quarter of 2013. This adjustment removes the benefit so as to present the fourth quarter of 2012 at an adjusted effective tax rate of 38.5% and the first quarter of 2013 at an adjusted effective tax rate of 36.5%.

General Cable will discuss first quarter results on a conference call that will be broadcast live at 8:30 a.m., ET, on May 1, 2013. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com. Also available on our website is a copy of an Investor Presentation that will be referenced throughout the conference call.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements can generally be identified by use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity, our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; the impact of unexpected future judgments or settlements of claims and litigation; the impact of foreign currency fluctuations, compliance with U.S. and foreign laws, the Company’s ability to implement and make appropriate, timely and beneficial decisions as to when, how and if to purchase shares under the repurchase program and the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, its annual report on Form 10-K filed with the SEC on March 1, 2013, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

TABLES TO FOLLOW

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended
	March 29,	March 30,
	2013	2012
Net sales	$1,533.1	$1,432.5
Cost of sales	1,378.1	1,288.0
Gross profit	155.0	144.5

Selling, general and
administrative expenses	123.0	93.8
Operating income	32.0	50.7
Other income (expense)	(52.7)	6.8
Interest income (expense):
Interest expense	(29.5)	(24.7)
Interest income	1.5	1.7
	(28.0)	(23.0)

Income (loss) before income taxes	(48.7)	34.5
Income tax (provision) benefit	4.1	(10.4)
Equity in net earnings of affiliated companies	0.2	-
Net income (loss) including noncontrolling interests	(44.4)	24.1
Less: preferred stock dividends	0.1	0.1
Less: net income attributable to noncontrolling interest	2.0	1.3
Net income (loss) attributable to Company common shareholders	$(46.5)	$22.7
Comprehensive income (loss)	$(44.1)	$72.4
Earnings (loss) per share
Earnings (loss) per common share - basic	$(0.94)	$0.46
Weighted average common shares - basic	49.7	49.7
Earnings (loss) per common share-
assuming dilution	$(0.94)	$0.45
Weighted average common shares-
assuming dilution	49.7	51.1

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended
	March 29,	March 30,
	2013	2012	% Change
Revenues (as reported)
North America	$705.0	$541.2	30.3%
Europe and Mediterranean	373.5	415.1	(10.0%)
Rest of World	454.6	476.2	(4.5%)
Total	$1,533.1	$1,432.5	7.0%

Revenues (metal adjusted)
North America	$705.0	$530.3	32.9%
Europe and Mediterranean	373.5	405.3	(7.8%)
Rest of World	454.6	462.3	(1.7%)
Total	$1,533.1	$1,397.9	9.7%

Metal Pounds Sold
North America	152.6	84.6	80.4%
Europe and Mediterranean	69.7	73.1	(4.7%)
Rest of World	88.8	101.9	(12.9%)
Total	311.1	259.6	19.8%

Operating Income (loss)
North America	$37.7	$30.4	24.0%
Europe and Mediterranean	(16.2)	4.5	(460.0%)
Rest of World	10.5	15.8	(33.5%)
Total	$32.0	$50.7	(36.9%)

Adjusted Operating Income (loss) (1)
North America	$45.7	$31.6	44.6%
Europe and Mediterranean	(10.0)	4.5	(322.2%)
Rest of World	10.5	15.8	(33.5%)
Total	$46.2	$51.9	(11.0%)

Return on Metal Adjusted Sales (2)
North America	6.5%	6.0%	8.3%
Europe and Mediterranean	-2.7%	1.1%	(345.5%)
Rest of World	2.3%	3.4%	(32.4%)
Total Company	3.0%	3.7%	(18.9%)

Capital Expenditures
North America	$8.5	$7.1	19.7%
Europe and Mediterranean	5.6	8.8	(36.4%)
Rest of World	13.3	20.0	(33.5%)
Total	$27.4	$35.9	(23.7%)

Depreciation & Amortization
North America	$11.3	$7.7	46.8%
Europe and Mediterranean	9.9	9.2	7.6%
Rest of World	12.1	10.7	13.1%
Total	$33.3	$27.6	20.7%

Revenues by Major Product Lines
Electric Utility	$464.5	$454.0	2.3%
Electrical Infrastructure	423.3	392.1	8.0%
Construction	388.0	351.5	10.4%
Communications	183.3	173.6	5.6%
Rod Mill Products	74.0	61.3	20.7%
Total	$1,533.1	$1,432.5	7.0%

(1) Adjusted operating income excludes certain items.
(2) Return on Metal Adjusted Sales is calculated on Adjusted Operating Income

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

Assets	March 29, 2013	December 31, 2012
Current Assets:	(unaudited)
Cash and cash equivalents	$499.8	$638.2
Receivables, net of allowances of $36.6 million at March 29, 2013
and $34.3 million at December 31, 2012	1,219.8	1,189.7
Inventories	1,350.7	1,251.6
Deferred income taxes	39.5	39.1
Prepaid expenses and other	113.3	116.0
Total current assets	3,223.1	3,234.6
Property, plant and equipment, net	1,167.8	1,199.8
Deferred income taxes	15.9	12.8
Goodwill	193.9	184.4
Intangible assets, net	201.9	203.1
Unconsolidated affiliated companies	19.1	19.2
Other non-current assets	65.4	66.0
Total assets	$4,887.1	$4,919.9
Liabilities and Total Equity
Current Liabilities:
Accounts payable	$968.3	$1,003.0
Accrued liabilities	432.9	463.4
Current portion of long-term debt	611.3	511.2
Total current liabilities	2,012.5	1,977.6
Long-term debt	936.7	938.9
Deferred income taxes	215.3	221.5
Other liabilities	279.3	292.6
Total liabilities	3,443.8	3,430.6
Commitments and Contingencies
Redeemable noncontrolling interest	18.0	18.6
Total Equity:
Redeemable convertible preferred stock, at redemption value
(liquidation preference of $50.00 per share)
March 29, 2013 - 76,002 outstanding shares
December 31, 2012 - 76,002 outstanding shares	3.8	3.8
Common stock, $0.01 par value, issued and outstanding shares:
March 29, 2013 - 49,732,932 (net of 8,680,253 treasury shares)
December 31, 2012 - 49,693,532 (net of 8,738,094 treasury shares)	0.6	0.6
Additional paid-in capital	677.0	676.7
Treasury stock	(136.4)	(137.0)
Retained earnings	870.0	916.5
Accumulated other comprehensive loss	(107.6)	(107.3)
Total Company shareholders' equity	1,307.4	1,353.3
Noncontrolling interest	117.9	117.4
Total equity	1,425.3	1,470.7
Total liabilities and equity	$4,887.1	$4,919.9

CONTACT:
General Cable Corporation
Len Texter, Director, Investor Relations, 859-572-8684